UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            CONCUR TECHNOLOGIES, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    206708109
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 206708109                                           PAGE 2 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     EnTrust Capital Inc.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     13-3933026
     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      None
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     404,586 shares*
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       None
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      404,586 shares*
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     404,586 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO. 206708109                                           PAGE 3 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     EnTrust Partners LLC

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     13-4021839
     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      1,401,473 shares*
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     None
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       1,401,473 shares*
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      None
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,401,473 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO. 206708109                                           PAGE 4 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     EnTrust Partners Offshore LLC

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     13-4075262
     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      206,625 shares*
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     None
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       206,625 shares*
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      None
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     206,625 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.7%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO. 206708109                                           PAGE 5 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     Michael Horowitz

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      None
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     2,457,709 shares*
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       None
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      2,457,709 shares*
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,457,709 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.9%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO. 206708109                                           PAGE 6 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     Gregg Hymowitz

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      None
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     2,457,709 shares*
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       None
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      2,457,709 shares*
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,457,709 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.9%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

CUSIP NO. 206708109                                           PAGE 7 OF 12 PAGES

1    NAMES OF REPORTING PERSONS

     Mark S. Fife

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     ---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
     ---------------------------------------------------------------------------
3    SEC USE ONLY

     ---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
     ---------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      None
      NUMBER OF       ----------------------------------------------------------
       SHARES      6  SHARED VOTING POWER
     BENEFICIALLY     2,457,709 shares*
      OWNED BY        ----------------------------------------------------------
        EACH       7  SOLE DISPOSITIVE POWER
      REPORTING       None
       PERSON         ----------------------------------------------------------
        WITH       8  SHARED DISPOSITIVE POWER
                      2,457,709 shares*
                      ----------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,457,709 shares*
     ---------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


     ---------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.9%*
     ---------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
     ---------------------------------------------------------------------------

* Includes shares reported herein as beneficially owned by other reporting persons.

ITEM 1(a). NAME OF ISSUER:

     Concur Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     6222 185th Avenue NE
     Redmond, Washington  98052

ITEM 2(a). NAME OF PERSON FILING:

     This Schedule is being filed jointly by (i) EnTrust Capital Inc., (ii) EnTrust Partners LLC, and (iii) EnTrust Partners Offshore LLC, each a registered investment adviser; and by (iv) Michael Horowitz, (v) Gregg Hymomwitz, and (vi) Mark S. Fife, each a principal of the the aforementioned advisers.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     717 Fifth Avenue
     New York, NY 10022

ITEM 2(c). CITIZENSHIP:

     EnTrust Capital Inc. is a Delaware corporation. EnTrust Partners LLC and EnTrust Partners Offshore LLC are each a Delaware limited liability company. Mssrs. Horowitz, Hymowitz, and Fife are each a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(e). CUSIP NUMBER:

     206708109

ITEM 3. IF THIS  STATEMENT IS FILED PURSUANT TO RULES  13D-1(b),  OR 13D-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under section 15 of the Act,

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act,

     (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e)  [X]  An      investment      adviser      in      accordance      with
               ss.240.13d-1(b)(1)(ii)(E), EnTrust Capital Inc., EnTrust Partners
               LLC and EnTrust Partners Offshore LLC are Investment Advisors registered under Section 203 of the Investment Advisers Act of 1940.

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

     (j)  [ ]  A group, in accordance with ss.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4. OWNERSHIP.

     This Schedule reports an aggregate of 2,457,709 shares deemed to be beneficially owned by the Reporting Persons reporting herein, which amount is 7.9% of the class of securities reported. Mssrs. Horowitz, Hymowitz and Fife, in addition to their personal holdings, are deemed to be the beneficial owners of all other shares reported herein by reason of their positions as Principals of EnTrust Capital Inc., EnTrust Partners LLC and EnTrust Partners Offshore LLC. At December 31, 2002, each Reporting Person owned the following:

     (a)  Amount beneficially owned:

          See Item 9 of the Cover Pages attached hereto.

     (b)  Percent of class:

          See Item 11 of the Cover Pages attached hereto.

     (c)  Number of shares as to which such person  has:

          (i)   Sole power to vote or to direct the vote:
                See Item 5 of the Cover Pages attached hereto.

          (ii)  Shared power to vote or to direct the vote:
                See Item 6 of the Cover Pages attached hereto.

          (iii) Sole power to dispose or to direct the disposition of:
                See Item 7 of the Cover Pages attached hereto.

          (iv)  Shared power to dispose or to direct the disposition of:
                See Item 8 of the Cover Pages attached hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003

                                        EnTrust Capital Inc.


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        EnTrust Partners LLC


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        EnTrust Partners Offshore LLC


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        /s/ Michael Horowitz
                                        ----------------------------------------
                                        Michael Horowitz


                                        /s/ Gregg Hymowitz
                                        ----------------------------------------
                                        Gregg Hymowitz


                                        /s/ Mark S. Fife
                                        ----------------------------------------
                                        Mark S. Fife

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement is and all amendments to such statement are made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 14, 2003.


                                        EnTrust Capital Inc.


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        EnTrust Partners LLC


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        EnTrust Partners Offshore LLC


                                        By: /s/ Jill Zelenko
                                            ------------------------------------
                                            Name:  Jill Zelenko
                                            Title: Chief Financial Officer/Chief
                                                   Operating Officer


                                        /s/ Michael Horowitz
                                        ----------------------------------------
                                        Michael Horowitz


                                        /s/ Gregg Hymowitz
                                        ----------------------------------------
                                        Gregg Hymowitz


                                        /s/ Mark S. Fife
                                        ----------------------------------------
                                        Mark S. Fife